UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 18, 2005

OUTBACK STEAKHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (813) 282-1225

 Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 18, 2005, Dirk A. Montgomery, 42, was appointed Senior Vice President and Chief Financial Officer of the Company and the Company entered into an employment agreement and restricted stock agreement with Mr. Montgomery in connection therewith to be effective as of November 1, 2005.

Mr. Montgomery’s employment agreement provides for a base salary of $400,000 per year, plus certain other incentives and benefits, including a one time signing bonus of $300,000 in consideration of his employment, which is to be paid within 30 days of commencement of his employment term. Mr. Montgomery is also eligible to receive an annual bonus based on the Company meeting its objective operational goals and subjective performance criteria, with a minimum of $100,000 to be paid for the year 2005, payable in January, 2006. The term of the agreement is ten years, and if Mr. Montgomery’s employment is terminated during the term of the agreement for reasons other than cause, Mr. Montgomery will receive a severance payment equal to six (6) months compensation. In addition to the benefits described in his employment agreement, Mr. Montgomery will receive a full relocation package, including costs associated with the sale of his existing residence, the purchase of a new residence, moving and temporary housing for six (6) months.

In connection with his employment Mr. Montgomery will receive an inducement grant of 100,000 shares of OSI restricted common stock. Subject to Mr. Montgomery's continued employment by OSI as Chief Financial Officer, 50,000 of such shares of restricted common stock will vest on the fifth anniversary of his employment; provided however if on the fifth anniversary of employment, the market capitalization of the Company exceeds $6,000,000,000, an additional 10,000 shares of restricted stock shall vest. The balance of the shares of restricted stock will vest on the seventh anniversary of Mr. Montgomery’s employment. If Mr. Montgomery’s employment is terminated by the Company for any reason other than death, Disability or Cause (as defined in the employment agreement) during the time period starting on the third anniversary of commencement of Mr. Montgomery’s employment and ending on the first vesting date, 50,000 shares of restricted stock shall vest immediately upon such termination of his employment with the Company. If Mr. Montgomery’s employment is not terminated by the Company for a reason other than death, Disability or Cause subsequent to the third anniversary of the commencement of his employment and prior to the first vesting date, this provision shall be of no effect. This grant of restricted stock was approved by the Compensation Committee of OSI's Board of Directors.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the appointment of Mr. Montgomery, the consulting arrangement with Robert S. Merritt previously disclosed in the Company’s Form 8-K filed on June 17, 2005, is terminated effective October 31, 2005.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 19, 2005, the Company announced its appointment of Dirk A. Montgomery as Senior Vice President and Chief Financial Officer of the Company. Mr. Montgomery executed an Employment Agreement and Restricted Stock Agreement as more fully described in Item 1.01 above. Mr. Montgomery has over 15 years’ experience in the food and retail industries. Prior to joining OSI, Mr. Montgomery served as Retail Senior Financial Officer for ConAgra Foods, Inc. From 2000 to 2004, Mr. Montgomery served as Executive Vice President and Chief Financial Officer of Express, a division of Limited Brands, Inc. From 1991 to 2000, Mr. Montgomery served in a number of senior financial management positions at SaraLee Corporation. Earlier in his career, he held positions in the audit and corporate finance departments of Ernst & Young from 1985-1991.

As a result of Mr. Montgomery’s appointment, Joseph W. Hartnett, the Company’s Vice President of Corporate Accounting, will no longer serve as the Interim Principal Financial and Accounting Officer of the Company, as previously disclosed.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits
Exhibit No.
99.1	Appointment of Senior Vice President and Chief Financial Officer Press Release dated October 19, 2005.

99.2	Employment Agreement executed October 18, 2005, effective as of November 1, 2005.

99.3	Restricted Stock Agreement executed October 18, 2005, effective as of November 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBACK STEAKHOUSE, INC.
(Registrant)

Date: October 21, 2005	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Executive Vice President